Exhibit 5(b)

June 8, 2005

Bemis Company, Inc.

222 South Ninth South, Suite 2300

Minneapolis, Minnesota  55402

Re:	Bemis Company, Inc.
Registration Statement on Form S-4

Ladies/Gentlemen:

I, or individuals under my direction, have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Bemis Company, Inc., a Missouri corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2005 in connection with the exchange of $300,000,000 principal amount of the Company’s 4.875% Notes Due 2012 (the “New Notes”) for $300,000,000 principal amount of outstanding 4.875% Notes Due 2012 (the “Old Notes”).  The New Notes will be issued pursuant to an Indenture dated June 15, 1995 between the Company and U.S. Bank National Association (as successor in interest to First Trust National Association) (the “Indenture”).  Unless otherwise defined herein, or the context otherwise requires, terms used herein have the meanings assigned to such terms in, and shall be interpreted in accordance with, the Indenture.

In rendering the opinions set forth below, I, or individuals under my direction, have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion.  In connection with such examination, I, or individuals under my direction, have reviewed, among other things, the corporate records of the Company and the terms of the Indenture and the New Notes.

In rendering the opinions set forth below, I have assumed (i) the legal capacity of all natural persons; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity to the original documents of all documents submitted to me as copies thereof, and the authenticity of the originals of such latter documents.

Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that:

1.             The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.

2.             The Company has the corporate power and authority to execute, deliver and perform the Indenture and the New Notes.  The Indenture and the New Notes have been duly authorized by all necessary corporate action on the part of the Company.  The Indenture has been duly executed and delivered by the Company.  The execution, delivery and performance of the Indenture and the New Notes by the Company did not and will not violate any organizational documents of the Company.

This opinion letter has been furnished at your request and is solely for your benefit in connection with the transactions contemplated by the Indenture and the New Notes and may not be relied upon for any other purpose or by any other person or disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent; provided, however, I consent to your filing this opinion as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement.  By so consenting, I do not imply or admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ James J. Seifert
James J. Seifert
Vice President, General Counsel and Secretary